UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2021

HF FOODS GROUP INC
(Exact Name of Registrant as Specified in Charter)

Delaware State or Other Jurisdiction of Incorporation of Organization)	001-38013 (Commission File Number)	81-2717873 (IRS Employer Identification Number)

19319 Arenth Avenue City of Industry, CA (Address of Principal Executive Offices)	91748 (Zip Code)

Registrant’s telephone number, including area code: (626) 338-1090

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of Executive Severance Plan

On August 2, 2021, the Board of Directors of HF Foods Group Inc. (the “Company”), adopted and approved the HF Foods Group Inc. Severance Plan (the “Severance Plan”), effective August 2, 2021, for employees of the Company at the level of Vice President or above, including the Company’s executive officers. The Plan previously was approved by the Compensation Committee of the Company’s Board of Directors.

The Severance Plan provides for the payment of severance and other benefits on a discretionary basis to eligible employees in the event of an involuntary termination of employment with the Company other than for Cause or other disqualifying circumstances, or upon resignation for Good Reason, as defined in the Severance Plan. In the event of a qualifying termination and subject to the employee’s execution of a general release of liability against the Company and other requirements as specified in the Severance Plan, the Company may award the following discretionary Severance Plan payments and benefits to the eligible executive officers:

• payment of base salary multiplied by two in the case of the Chief Executive Officer, base salary multiplied by one in the case of key executive officers other than the Chief Executive Officer, or base salary multiplied by one-half in the case of each eligible vice president; and

• payment of COBRA premiums, for up to 12 months in the case of the Chief Executive Officer and key Executive Officers other than the Chief Executive Officer, or for up to 6 months in the in the case of each eligible Vice President.

In addition, in the event of a qualifying termination during the 6-month period before or the 12-month period following a change in control, as defined in the Severance Plan, and subject to the applicable participant’s execution of a general release of liability against the Company and other requirements as specified in the Severance Plan, the Severance Plan provides that the Company may award the following discretionary payments and benefits to the eligible executive officers:

• payment of base salary multiplied by two in the case of the Chief Executive Officer and in the case of key Executive Officers other than the Chief Executive Officer, or base salary multiplied by one in the case of each eligible Vice President; and

• payment of COBRA premiums, for up to 12 months in the case of the Chief Executive Officer and key Executive Officers other than the Chief Executive Officer, or for up to 6 months in the in the case of each eligible Vice President.

The above description is a summary of the terms of the Severance Plan and is subject to and qualified in its entirety by the terms of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Employment of General Counsel and Chief Compliance Officer

On August 2, 2021, the Company appointed Ms. Christine Chang to become the General Counsel and Chief Compliance Officer of the Company, effective as of September 8, 2021. Ms. Chang, age 38, will report to Mr. Peter Zhang, the Company’s Chief Executive Officer. In this role, Ms. Chang is responsible for all legal, commercial contracts, and compliance functions of the Company and its subsidiaries. Prior to joining the Company, Ms. Chang has served as Vice President Legal Affairs, Labor Relations and Litigation for Boyd Gaming Corp. From 2014 through August 2020, she served as Corporate Counsel, Litigation, Senior Corporate Counsel, Litigation, and Vice President and Chief Counsel, Litigation, for Caesars Entertainment Inc. Ms. Chang also served as an associate at the law firm of Dentons LLP, from 2008 to 2013. Ms. Chang holds a Bachelor of Arts in Rhetoric from the University of California and a Juris Doctorate from Columbia University.

In connection with her appointment, Ms. Chang’s compensation will include a signing bonus of $40,000, base salary of $250,000 per year, a target bonus of 75% of base salary (2021 bonus pro-rated and guaranteed), and participation in the Company’s equity compensation plan, with a 2021 award of 50% of base salary in Restricted Stock Units and 50% of base salary in Performance Stock Units. The above description is a summary of the terms of the executive employment agreement between the Company and Ms. Chang, dated July 29, 2021, and is subject to and qualified in its entirety by that agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

There are no family relationships between Ms. Chang and any other director or executive officer of the Company. The Company had no transactions, and has no transaction proposed, in which Ms. Chang, or any member of her immediate family, has a direct or indirect material interest.

Item 8.01. Other Events

On August 4, 2021, the Company issued a press release announcing its hiring of Christine Chang as General Counsel and Chief Compliance Officer, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01     Financial Statements and Exhibits

(a) Financial Statements of Business Acquired
Not applicable

(b) Pro Forma Financial Information
Not applicable

(c) Shell Company Transactions
Not applicable

(d) Exhibits

Exhibit Number	Description
10.1	HF Foods Group Inc. Severance Plan
10.2	Employment Agreement between Christine Chang and HF Foods Group Inc., dated as of July 29, 2021
99.1	Press Release dated August 4, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: August 4, 2021	/s/ Xiao Mou Peter Zhang
Xiao Mou Peter Zhang
Chief Executive Officer